Exhibit 3.227

ARTICLES OF INCORPORATION

OF

SURGICARE OF LAGUNA HILLS, INC.

ARTICLE I

The name of this corporation is Surgicare of Laguna Hills, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

ARTICLE III

The name and address in California of the Corporation’s initial agent for service of process is: Robert D. Mosher, 445 S. Figueroa Street, 31st Floor, Los Angeles, CA 90071-1602.

ARTICLE IV

The Corporation is authorized to issue only one class of shares of stock. The total number of shares which the Corporation is authorized to issue is 1,000, each of which shall have a par value of $1.00.

ARTICLE V

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissable under California law.

ARTICLE VI

The Corporation is authorized to provide indemnification of agents, as that term is defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by said Section 317, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized hereby, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

Dated September 14, 1993.

Alex Bennett, Incorporator